Exhibit 99.1

www.summerenergy.com	SYMBOL: SUME

Summer Energy Reports Full Year 2014 Financial Results

For Immediate Release:

Houston, Texas – April 1, 2015

Summer Energy Holdings, Inc. (OTCQB: SUME) (the “Company”), the parent company of Summer Energy, LLC, a fast-growing retail electric provider in Texas, reported financial results for the year ended December 31, 2014 which reflect its year end operations and its fourth consecutive quarter of customer growth.

For the fourth quarter ending December 31, 2014, the Company achieved profitability and had three months positive EBITDA of $247,340.

Summer Energy also announced that its customer count continues to grow and, as of March 31, 2015, exceeded approximately 63,000 Residential Customer Equivalents (RCE).

“It brings me great pleasure to share our team’s accomplishments as we worked diligently during the past year to position Summer Energy for sustained growth” said Neil Leibman, CEO of the Company.  “We enter 2015 well-positioned to continue expanding our customer base and capturing greater market share,” continued Mr. Leibman.

Financial results for the Company are found in the Company’s Annual Report on Form 10-K which was filed with the SEC on March 31, 2015.

About Summer Energy Holdings, Inc.: Summer Energy Holdings, Inc. is the parent company of Summer Energy, LLC, a Texas-based retail electric provider which entered the market in February 2012.  Summer Energy offers residential and all size commercial customers in the Texas restructured retail energy market competitive prices, pricing choices, and improved customer friendly service.

Forward-Looking Statements:

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of the Company, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents the Company files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results.

800 Bering Drive Suite 260, Houston, Texas  77057
www.summerenergy.com                                                   Symbol: SUME

The forward-looking statements included in this press release are made only as of the date hereof.  The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

For More Information Contact:

Jaleea George, CFO
Direct:  713-375-2793

800 Bering Drive Suite 260, Houston, Texas  77057
www.summerenergy.com                                                   Symbol: SUME